UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

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HARVARD BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (508) 893-8999
________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2018, Harvard Bioscience, Inc. (the “Company” or "Harvard Bioscience") issued a press release announcing that it has entered into an employment agreement with Kamalam Unninayar, 51, whereby Ms. Unninayar will serve as the Company’s Chief Financial Officer (“CFO”). Ms. Unninayar’s employment will commence on November 26, 2018. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Immediately prior to joining the Company, Ms. Unninayar had been CFO at Tetraphase Pharmaceuticals, Inc. From 2005 through March 2017, prior to joining Tetraphase Pharmaceuticals, Inc., Ms. Unninayar served in various positions at Thermo Fisher Scientific, Inc., including Vice President of Finance.  Ms. Unninayar earned a master of science in administration from Wichita State University, and a master of finance and control and bachelor of commerce from the University of Delhi, India.

There is no arrangement or understanding between Ms. Unninayar and any other person pursuant to which she was selected as an officer of the Company and there are no family relationships between Ms. Unninayar and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Unninayar has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

As stated above, Ms. Unninayar entered into an Employment Agreement (the “Agreement”) with the Company, dated October 18, 2018, which provides for a term of one year, which such term shall automatically be extended for two additional years on each anniversary of the commencement date unless, not less than 90 days prior to each such date, either party shall have given written notice to the other that it does not wish to extend the Agreement.   In addition, the Agreement provides for an initial annual base salary of $340,000 (“Base Salary”). Furthermore, Ms. Unninayar is eligible to receive cash incentive compensation on an annual basis of up to a fifty percent (50%) of her Base Salary upon meeting objectives as determined by the Board of Directors or the Compensation Committee from time to time, which such bonus is subject to a 0 to 2x multiplier depending on individual and Company performance as determined by the Board or a Committee thereof.  Ms. Unninayar is also eligible to participate in other incentive compensation plans as the Board of Directors or Committee shall provide for the Company’s senior executive officers.

The Agreement further provides that if the Company terminates Ms. Unninayar’s employment without cause, or Ms. Unninayar terminates for good reason, and subject to the terms of the Agreement,  the Company shall pay Ms. Unninayar an amount equal to 18 months of her Base Salary rate in equal installments over the period of one year from the date of termination in accordance with the Company’s payroll procedures and any stock options or other stock based grants which would otherwise vest within 12 months of the date of termination shall become fully vested or non-forfeitable. Further, following any such termination, the Company shall reasonably determine what annual bonus Ms. Unninayar would have received had she remained employed throughout the fiscal year in which the termination occurs, and if any such annual bonus would have been earned, the Company shall pay a pro rata portion of such determined annual bonus by a lump-sum cash payment.   Ms. Unninayar’s receipt of such payments and other benefits as described in the Agreement in connection with such a termination is subject to the executive signing a general release of claims, as provided in the Agreement.

In the event that Ms. Unninayar is terminated within three months prior to, or twelve months after, a Change in Control as described in the Agreement, the Company shall pay Ms. Unninayar a single lump sum in cash equal to 18 months of her Base Salary. Additionally, in the event of such termination, all stock options and other stock-based awards granted to Ms. Unninayar shall immediately accelerate and become exercisable or non-forfeitable as of the date of the Change in Control.

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In addition, the Agreement provides that on her commencement date, the Company will grant Ms. Unninayar equity awards having an aggregate value at issuance of $140,000, consisting of (i) $70,000 in non-qualified stock options, with an exercise price set in accordance with the applicable equity plan and to equal the fair market value as of the grant date, and which shall vest in four equal annual installments commencing with November 1, 2019 and continuing on the next three November 1sts thereafter, and (ii) $70,000 in deferred stock awards of restricted stock units which shall vest in four equal annual installments commencing with January 1, 2019 and continuing on the next three January 1sts thereafter

The foregoing description of the principal terms of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Employment Agreement, dated October 18, 2018, between Harvard Bioscience, Inc. and Kamalam Unninayar.

99.1	Press release of Harvard Bioscience, Inc. issued on October 22, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvard BIOSCIENCE, INC.
(Registrant)

October 22, 2018	/s/ JEFFREY A. DUCHEMIN
(Date)	Jeffrey A. Duchemin
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated October 18, 2018, between Harvard Bioscience, Inc. and Kamalam Unninayar.

99.1	Press release of Harvard Bioscience, Inc. issued on October 22, 2018.